Exhibit (d)(20)

ADVISORY FEE REDUCTION COMMITMENT

This ADVISORY FEE REDUCTION COMMITMENT is made as of May 5, 2025 by Glenmede investment management lp (“gim”).

WHEREAS, The Glenmede Fund, Inc. (the “Fund”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Disciplined International Equity Portfolio (the “Portfolio”) is a series thereof; and

WHEREAS, GIM serves as the investment adviser to the Portfolio pursuant to an Advisory Agreement dated October 25, 1988 (the “Advisory Agreement”), as amended; and

WHEREAS, GIM desires to make a reduction of its contractual fee rate under the Advisory Agreement for the Portfolio; and

WHEREAS, GIM represents that the quality and quantity of its services under the Advisory Agreement will not be affected by this commitment and that its obligations under the Advisory Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, GIM, intending to be legally bound, agrees as follows:

1. Effective on the date hereof, GIM reduces its contractual fee rate under the Advisory Agreement for the Portfolio as follows:

For the services provided and the expenses assumed by GIM pursuant to the Advisory Agreement, the Fund will pay to GIM, as full compensation therefor, a fee at the following annual rate of the Portfolio’s average net assets, which fee will be computed based on the net assets of the Portfolio on each day and will be paid monthly:

PORTFOLIO	FEE RATE %
Disciplined International Equity Portfolio	0.55%

2. Any future amendment to increase or otherwise reinstate the contractual fee rate under the Advisory Agreement for the Portfolio as in effect prior to the date hereof must be approved by the shareholders of the Portfolio as and to the extent required by the 1940 Act.

3. This Advisory Fee Reduction Commitment shall be attached to and made a part of the Advisory Agreement.

4. The Advisory Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, GIM has caused this instrument to be executed by its officers designated below as of the day and year first above written.

GLENMEDE INVESTMENT MANAGEMENT LP

By: Gatepost Partners, LLC, its General Partner

By:	/s/ Peter Zuleba
Peter Zuleba
Director

ACCEPTED AND AGREED:

THE GLENMEDE FUND, INC.

By:	/s/ Elizabeth A. Eldridge
Elizabeth A. Eldridge
President
The Glenmede Fund, Inc.